Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement  No. 333-188929 on Form S-8 of our report dated March 14, 2014, except for Note 26, as to which the date is June 27, 2014, relating to the consolidated financial statements of PennyMac Financial Services, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the recapitalization and reorganization) appearing in this Current Report on Form 8-K for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 27, 2014